Exhibit 23.2
ACCOUNTANTS' CONSENT

To the Directors of
GST Telecommunications, Inc.
(formerly Greenstar Telecommunications Inc.)

We consent to the incorporation by reference in the registration statement filed September 26, 1997 on Form S-4 of GST Telecommunications, Inc. (formerly Greenstar Telecommunications Inc.) and GST Equipment Funding, Inc. of our report dated December 8, 1994, relating to the consolidated statements of operations, shareholders' equity and cash flows of GST Telecommunications, Inc. for the thirteen months ended September 30, 1994 which report appears in the September 30, 1996 annual report on Form 10-K of GST Telecommunications, Inc., and to the reference to our firm as experts in the registration statement.

/s/ KPMG
Chartered Accountants

Vancouver, Canada

September 26, 1997